Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 20th day of October, 2005 (this “Agreement”), among J. Crew Group, Inc., a Delaware Corporation (the “Parent”) and its operating subsidiary J. Crew Operating Corp. (collectively with the Parent, the “Company”), with offices at 770 Broadway, New York, New York 10003 and Millard S. Drexler (the “Executive”).

1. Term; Position and Responsibilities; Company Headquarters and Executive Work Location.

(a) Term. Effective as of the date first written above (the “Effective Date”), this Amended and Restated Employment Agreement shall become effective and shall, except as specifically provided herein, amend and replace the Service Agreement, dated January 24, 2003. As of the Effective Date, the Company and the Executive agree to extend the original term of this Agreement that commenced on January 27, 2003 (as provided in the prior Services Agreement), so that it ends on August 31, 2008, unless terminated earlier pursuant to Section 4 hereof. The Agreement shall thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year each, unless either party, at least ninety (90) days prior to the expiration of the term or any extended term, gives written notice to the other of its intention not to renew such term (the term of this Agreement, as extended, being the “Term of Employment”). The parties agree that any references in any Stock Option Grant Agreements, Restricted Stock Grant Agreements or other agreements between the Company and the Executive to the “Services Agreement” or “Services” or the “Principal” shall hereafter be deemed to refer to this Agreement, the Term of Employment and the Executive, respectively.

(b) Position and Responsibilities. During the Term of Employment, the Company shall continue to engage the Executive on the terms, and subject to the conditions of this Agreement, and agrees to cause the Executive to be elected as Chairman of Board of Directors of the Company (the “Board”) and to employ the Executive as the Company’s Chief Executive Officer and in such other position or positions with the Company as the Board and the Executive may agree from time to time. During the Term of Employment, the Executive shall perform the duties and responsibilities that are customarily assigned to individuals serving in such position or positions and such other duties and responsibilities commensurate with such positions as the Board may reasonably specify from time to time, including but not limited to recruitment and retention of key personnel of the Company, hiring and terminating senior executives of the Company, establishment and execution of brand vision, and direct responsibility for assembling and guiding product, merchandising and marketing functions, and oversight of and accountability for the financial and strategic performance of the Company and all of its subsidiaries, affiliates and business units. The Executive shall report solely to the Board.

(c) During the Term of Employment, excluding any periods of vacation to which the Executive is entitled and periods of illness or disability, (i) the Executive shall devote substantially all of his working time and attention to the performance of his duties and responsibilities hereunder, and (ii) the Executive may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as Chairman and Chief Executive Officer of the Company), provided that it shall not be a violation of the foregoing for the Executive to (A) act or serve as a director, trustee, committee member or principal of any type of business or civic or charitable organization, and (B) manage his personal, financial and legal affairs, (provided that the activities described in clauses (A) and (B) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder).

(d) Company Headquarters; Principal Work Location. Unless otherwise mutually agreed upon, the Company’s headquarters shall be the New York metropolitan area. The Executive shall travel as reasonably required to carry out his duties and obligations hereunder.

2. Compensation; Expenses; Benefits and Perquisites. As compensation for the performance of duties and responsibilities hereunder, during the Term of Employment and until February 1, 2006, the Executive shall continue to be entitled to the compensation, benefits and perquisites provided in Section 2 of the Services Agreement (except as provided in Section 3 below) instead of the provisions of this Section 2, provided that in the event an initial public offering (the “IPO”) of Parent’s common stock registered under the Securities Act of 1933, as amended, becomes effective (the “IPO Date”) on or prior to April 15, 2006, then the provisions of this Section 2 shall apply effective as of February 1, 2005. Commencing on February 1, 2006 (or earlier as provided in the immediately preceding sentence) and thereafter during the Term of Employment, as compensation for the performance of the duties and responsibilities hereunder, the Executive shall be entitled to the following compensation from the Company:

(a) Base Salary. The Company shall pay the Executive, not less than once a month pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $200,000 per annum (the “Base Salary”). The Board or a committee thereof shall annually reevaluate the Executive’s Base Salary and bonus opportunities for increase based on the Company’s performance and the Executive’s contributions to the Company for the preceding fiscal year.

(b) Annual Bonus. In addition to the Base Salary, the Executive shall have an opportunity to earn an annual bonus (the “Bonus”) in respect of each fiscal year in accordance with the terms of the J. Crew Operating Corp. Performance Incentive Plan then existing for such fiscal year based on the achievement of performance objectives as may be established from time to time by the Board or a committee thereof; provided, however, that, except as otherwise provided herein, the Bonus for any fiscal year shall be payable to the Executive only if the Executive is employed by the Company on the date on which such Bonus is paid. The Executive’s target annual bonus opportunity shall be $800,000 (“Target Bonus”), based on the achievement of performance objectives (i) if this provision becomes effective February 1, 2005, currently in place for the other senior executives at the Company as determined by the Board or a committee thereof and (ii) for fiscal year 2006 and thereafter, as determined by the Board or a committee thereof. The actual Bonus payable may be greater or lesser than the Target Bonus and shall be determined by the Board or a committee thereof, in its sole discretion, based on such factors as it shall determine.

(c) Business Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s employment hereunder, including without limitation airfare, upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(d) Employee Benefits. The Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time and generally available to senior executives of the Company, including, to the extent maintained by the Company, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, to the extent permitted by and in accordance with the terms and conditions of the applicable plan and applicable law in effect from time to time.

(e) Vacation. The Executive shall be entitled to twenty-five days of paid time off per annum pursuant to the Company’s Paid Time Off Policy, without carryover accumulation, which may be taken at the Executive’s sole discretion.

3. Relocation. The Company shall reimburse the Executive for up to $250,000 (inclusive of relocation expenses already reimbursed by the Company) of moving expenses in connection with his relocation from California to New York. The reimbursement of such relocation expenses shall be excluded from the $700,000 cap provided in Section 2 of the Services Agreement.

4. Grant of Stock Options and Restricted Stock.

(a) Equity Grants. During the Term of Employment, the Executive shall continue to be eligible to receive grants of options, restricted stock and other equity securities of the Company at such times and in such amounts as the Compensation Committee of the Board shall determine, in its sole discretion. Prior grants shall continue to be governed by the terms and conditions of the plans and grant agreements pursuant to which they were made. All future grants shall be governed by the terms and conditions of the plans and grant agreements pursuant to which they are made. All equity grants made in connection with or since the commencement of the original Term of Employment shall be subject to equitable adjustment on the same basis and shall be appropriately adjusted in the event of extraordinary cash dividends.

(b) Stockholders’ Agreement. Unless otherwise specified in such Stockholders’ Agreement, all shares of Common Stock and all other securities issued in connection with this Agreement or the original Agreement or acquired by the Executive or any entity controlled by the Executive under this or the original Agreement or otherwise shall be subject to the Stockholders’ Agreement, dated January 24, 2003.

5. Termination of Employment.

The Term of Employment may be terminated prior to August 31, 2008, or any extension of the term established pursuant to Section 1(a) hereof (the “Scheduled Termination Date”), upon the earliest to occur of the following events (at which time the Executive’s employment provided hereunder shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder by reason of the Executive’s “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been unable to perform his duties hereunder for a period of six (6) consecutive months or for 180 days within any 365-day period, and within 30 days after written Notice of Termination (as defined below) for Disability is given following such 6-month or 180-day period, as the case may be, the Executive shall not have returned to the performance of his duties in accordance with this Agreement.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (1) the willful and continued failure of the Executive substantially to perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; (2) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; and (3) a breach of any of the obligations under Sections 9, 10 and 11 or any of the representations and covenants contained in Section 13 hereof. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall not constitute Cause. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable but in no event less than thirty (30) days’ notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail. This Section 5(c) shall not prevent the Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(d) Good Reason. The Executive may terminate his employment hereunder for “Good Reason,” for any of the following reasons enumerated in this Section 5(d): (i) the diminution of, or appointment of anyone other than the Executive to serve in or handle, the Executive’s positions, authority, duties or responsibilities from the positions, authority, duties or responsibilities set forth in Section 1 of this Agreement without the Executive’s consent; (ii) any purported termination of the Term of Employment by the Company for a reason or in a manner not expressly permitted by this Agreement; (iii) relocation of the Executive’s principal work location to more than fifty (50) miles from the Executive’s principal work location, (iv) any failure by the Company to comply with Sections 2, 3 or 4 of this Agreement, or any other material breach of this Agreement, including without limitation Section 15(e)(ii), or (v) the removal of the Executive or any of the Executive’s nominees as directors under Section 4(d) of the Stockholders’ Agreement prior to the date such provision expires pursuant to the terms of the Stockholders’ Agreement. Termination pursuant to this Section 5(d) shall not be effective until the Executive delivers to the Board a written notice specifically identifying the conduct of the Company which he believes constitutes a reason enumerated in this Section 4(d) and the Executive provides the Board at least thirty (30) days to remedy such conduct and then provides an additional Notice of Termination in the event the Company does not cure such conduct.

(e) Without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(f) Without Good Reason. The Executive may terminate his employment hereunder without Good Reason, provided that the Executive provides the Company with notice of intent to terminate without Good Reason at least three months in advance of the Date of Termination. The Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding the termination of Executive’s employment hereunder and neither the Executive nor the Company shall make any public statements which are inconsistent with the information mutually agreed upon by the Company and the Executive and the parties hereto shall cooperate with each other in refuting any public statements made by other persons, which are inconsistent with the information mutually agreed upon between the Executive and Company as described above.

6. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term of Employment (other than termination pursuant to Section 5(a)) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 15(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of the Executive’s death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the substantial performance of his duties in accordance with this Agreement during such thirty (30) day period), (iii) if the Executive’s employment is terminated pursuant to Section 5(f), a date specified in the Notice of Termination which is at least three months from the date of such notice as specified in such Section 5(f); and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days (or any alternative time period agreed upon by the parties) after the giving of such notice) set forth in such Notice of Termination.

7. Termination Payments.

(a) Without Cause or for Good Reason. In the event of the termination of the Executive’s employment during the Term of Employment by the Company without Cause or by the Executive, for Good Reason, the Executive shall be entitled to (i) a payment, within ten (10) days following the Date of Termination, of Base Salary through the Date of Termination (to the extent not theretofore paid), for any accrued vacation pay, and any unreimbursed expenses under Sections 2(c), (d) and (f) hereof, (collectively, the “Accrued Obligations”) and (ii) subject to the effectiveness of the Executive’s execution of a general release and waiver of all claims against the Company, its affiliates and their respective officers and directors related to the Executive’s employment, in the form annexed as Exhibit A (but excluding (1) his rights to receive the benefits provided under this Agreement or’ under any and all equity agreements entered into in connection herewith or in connection with the predecessor of this Agreement and, to the extent then in effect, the Stockholders’ Agreement, (2) his rights with respect to related investments in the Company and (3) his rights to be indemnified in accordance with the provisions of the Company’s charter and bylaws and to receive any benefits to which he is entitled under the Company’s directors’ and officers’ liability insurance policies, all in accordance with Section 8 hereof (collectively, the “Excluded Obligations”)), and subject to the Executive’s compliance with the terms and conditions contained in this Agreement, (A) a payment equal to one year’s Base Salary and Target Bonus, one-half of such payment will be paid on the first business day that is six months and one day following the Date of Termination and the remaining one-half of such payment will be paid in six equal monthly installments commencing on the first business day of the seventh calendar month following the Date of Termination; (B) a payment equal to the product of (x) the last Bonus the Executive received prior to the date of termination, and (y) a fraction, the numerator of which is the number of days from the beginning of such year through the Date of Termination, and the denominator of which is 365, which will be paid on the first business day that is six months and one day following the Date of Termination; (C) the immediate vesting of such portion of the Company restricted stock granted to the Executive as provided in and pursuant to the terms of the Restricted Stock Agreements between the Parent and the Executive under the Company’s 2003 Equity Incentive Plan as it may be amended from time to time (the “Equity Plan”) and (D) the immediate vesting of such portion of the options granted to the Executive as provided in and pursuant to the terms of the Stock Option Grant Agreements between the Parent and the Executive under the Equity Plan. The Company shall have no additional obligations under this Agreement, but the Executive shall retain all rights with respect to the Excluded Obligations in accordance with the terms of the agreements under which such obligations are provided.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment or is engaged to perform other services.

(b) Cause, Death, Disability, Without Good Reason, Failure to Renew. If the Executive’s Employment is terminated during the Term of Employment by the Company for Cause, by the Executive without Good Reason, by either party serving a notice not to renew pursuant to Section 1(a) herein (such notice, a “Failure to Renew”), or as a result of the Executive’s death or Disability, the Company shall pay the Accrued Obligations to the Executive within thirty (30) days following the Date of Termination. The Company shall have no additional obligations under this Agreement, but the Executive shall retain all rights with respect to the Excluded Obligations in accordance with the terms of the agreements under which such obligations are provided.

(c) Other Rights and Benefits. In the event of the termination of the Term of Employment for any reason, the Executive shall retain his rights under all employee benefit plans, including the Equity Plan, in accordance with the terms and conditions of such plans, provided that in no event will the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

8. Indemnification.

The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the employment of the Executive hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any subsidiary of the Company or is or was serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. The Company and the Executive will consult in good faith with respect to the conduct of any Proceeding. If the Company or any of its successors or assigns consolidates with or merges into any other entity or transfers all or substantially all of its properties or assets, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 8.

During the Term of Employment and for a term of six years thereafter, the Company, or any successor to the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as the other executive officers and directors of the Company.

During the Term of Employment and for a term of six years thereafter, the Company shall provide Executive with copies of all binders and policies issued in connection with any directors and officers liability insurance affording coverage to Executive, within 30 days following the Executive’s request for such documents.

9. Non-Solicitation.

During the Term of Employment and for a period of two years following the Date of Termination, the Executive hereby agrees not to, directly or indirectly, for his own account or for the account of any other person or entity, (i) solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its subsidiaries or affiliates to perform any services for any entity (other than the Company or their respective subsidiaries or affiliates), attempt to induce any such employee to leave the employ of the Company or any affiliates of the Company, or otherwise interfere with or adversely modify such employee’s relationship with the Company or any of its subsidiaries or affiliates, or (ii) induce any employee of the Company who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of Sections 9, 10 or 11 of this Agreement. For purposes of this Agreement, “employee” shall mean any natural person anywhere in the world who is employed by or otherwise engaged to perform services for the Company or any of its affiliates on the Date of Termination or during the one-year period preceding the Date of Termination.

10. Non-Compete.

In connection with the employment of the Executive under this Agreement and in recognition that the Executive shall be a significant stockholder in the Company, and except as specifically provided in Section 1(c) above, the Executive hereby agrees that, during the Term of Employment and for the one year period following any termination of the Executive’s employment (other than a termination without Cause, for Good Reason or Failure to Renew as described in Sections 5(d), 5(e) and 7(b) above), the Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of a passive investment of not in excess of 5% of the outstanding voting shares of any publicly traded company), that is actively engaged in retail apparel business in any geographic area in which the Company or any of its subsidiaries or affiliates are engaged in such business.

11. Confidentiality; Non-Disclosure.

(a) The Executive hereby agrees that, during the Term of Employment and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution or customers’ or trade secrets.

(b) The Executive hereby agrees that, upon the termination of the Term of Employment, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

12. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 9, 10 or 11 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant. If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive, directly or indirectly, as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 9, 10 or 11 of this Agreement.

13. Representations and Covenants; Certain Reimbursements.

(a) The Executive and the Company hereby represent to each other that they have full power and authority to enter into this Agreement on behalf of themselves and that the execution of, and performance of duties or obligations under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive or the Company, as applicable, is a party.

(b) The Executive hereby represents and covenants to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to his duties and responsibilities hereunder and the Company, and the Company covenants that it will not ask the Executive to do so.

14. Additional Payments.

In the event that, following a Change in Control IPO (as defined below), any payment, right or benefit made or provided to the Executive under this Agreement and under any other plan, program or agreement of the Company or any of its affiliates (collectively, the “Aggregate Payment”) become subject to any tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive an additional amount (the “Excise Tax Payment”) such that the net amount retained by the Executive with respect to the Aggregate Payment, after deduction of any Excise Tax on the Aggregate Payment and any Federal, state and local income and employment tax and Excise Tax on the Excise Tax Payment (and any interest and penalties thereon), but before deduction for any Federal, state or local income or employment tax withholding on such Aggregate Payment, shall be equal to the amount of the Aggregate Payment. The Company shall pay the Excise Tax Payment to the Executive not later than 2 1/2 months after the end of the year in which the Executive becomes entitled to the Excise Tax Payment or, to the extent applicable, and as agreed by counsel for the parties, such agreement not to be unreasonably withheld, otherwise make the payment in a manner that complies with Section 409A of the Code and the regulations thereunder.

The determination of whether the Aggregate Payment will be subject to the Excise Tax and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 14 shall be made by the Auditor (as defined below), subject to a different determination by the Internal Revenue Service. All fees and expenses of the Auditor shall be borne solely by the Company.

For purposes of determining the amount of any additional payments hereunder, the Executive shall be deemed to pay: (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which such payments are to be made, and, (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which such payments are to be made, net of the maximum reduction in Federal incomes taxes that could be obtained from the deduction of such state or local taxes if paid in such year.

For purposes of this Agreement, the following definitions shall have the following meanings:

(a) “Auditor” shall mean a nationally recognized United States public accounting firm, jointly selected by the Company and the Executive, which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

(b) “Change in Control IPO” shall mean the Company has equity securities that are readily tradable on an established securities market or otherwise within the meaning of Q&A 6 of Treasury Regulation 1.280G-1.

In the event that, prior to a Change in Control IPO, any Aggregate Payment becomes subject to the Excise Tax, the Executive will have the option (to be exercised in his sole discretion) to waive any portion of any payments or benefits due hereunder or under any other plan, program or agreement of the Company or any of its affiliates in order to avoid any such Excise Tax. The Company shall, in conformity with the requirements set forth at Q&A 7 of Treas. Reg. Section 1.280G-1, use its best efforts to seek approval from the stockholders of the Company of payment of such payments or benefits.

15. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

J. Crew Group, Inc.

770 Broadway

New York, NY 10003

Attention: Board of Directors and Secretary

with a copy to:

Paul Shim, Esq.

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, NY 10006

If to the Executive:

To the address on file with the Company,

with a copy to:

Stephen T. Lindo, Esq.

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019-6099

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b) The Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in connection with the negotiation of this Agreement and any related agreements.

(c) This Agreement and the prior grant agreements and plans referenced herein constitute the entire agreement among the parties hereto with respect to the employment of the Executive.

(d) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e)   (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company or the Executive.

        (ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(f) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only as broad as is enforceable.

(g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(h) This Agreement shall be governed by and construed in accordance with the laws of the State of NEW YORK, without reference to its principles of conflicts of law.

(i) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof or any agreements relating hereto or contemplated herein or the interpretation, breach, termination, validity or invalidity hereof shall be settled exclusively and finally by arbitration; provided that the Company shall not be required to submit claims for injunctive relief to enforce the covenants contained in Sections 8, 9 or 10 of this Agreement to arbitration. The arbitration shall be conducted in accordance with the Commercial ‘ Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), except as amplified or otherwise varied hereby. The Company and the Executive jointly shall appoint one individual to act as arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the President of the Association of the Bar of the City of New York and shall be a person who maintains his or her Executive place of business in the New York metropolitan area and shall be an attorney, accountant or other professional licensed to practice by the State of New York who has substantial experience in employment and executive compensation matters. All fees and expenses of such arbitrator shall be shared equally by the Company and the Executive. The situs of the arbitration shall be New York City. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The arbitration award shall be paid within thirty (30) days after the award has been made. Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding. Each party shall be required to keep all proceedings related to any such arbitration and the final award and judgment strictly confidential; provided that either party may disclose such award as necessary to enter the award in a court of competent jurisdiction or to enforce the award, and to the extent required by law, court order, regulation or similar order.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(l) This Agreement is intended to comply with Section 409A of the Code. Each party to this Agreement intends and agrees that this Agreement shall be modified to the minimum extent necessary, as mutually agreed by counsel for the parties, such agreement not to be unreasonably withheld, to comply with such Section 409A and the regulations thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

J. CREW GROUP, INC.

/s/ James S. Scully
Name:	James S. Scully
Title:	Executive Vice-President and Chief Financial Officer

J. CREW OPERATING CORP.

/s/ James S. Scully
Name:	James S. Scully
Title:	Executive Vice-President and Chief Financial Officer

/s/ Millard S. Drexler
Millard S. Drexler

Exhibit A

FORM OF GENERAL RELEASE

GENERAL RELEASE OF CLAIMS

1. Millard S. Drexler (the “Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration contained in Section 6(a)(ii) of the Amended and Restated Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), which the Executive acknowledges is in addition to any amounts to which he would have otherwise been entitled but for the Employment Agreement and execution of this General Release of Claims, does hereby release and forever discharge J. Crew Group, Inc. (“Parent”) and its operating subsidiary J. Crew Operating Corp. (together with Parent, the “Company”) and their respective subsidiaries or affiliated companies, and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, arising under or in connection with the Principal’s employment or the termination of such employment with the Company, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of the termination of the employment. The Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, the Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. The Executive further understand that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits that may be due the Executive pursuant to any vested benefits under any employee benefit plan, or vested rights under any and all equity agreements entered into in connection with the Employment Agreement or the predecessor of the Employment Agreement and, to the extent in effect, the Stockholders’ Agreement, (ii) any actions to enforce the Executive’s rights with respect to his related investments in the Company, and (iii) any indemnification rights the Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies in accordance with the Company’s charter and bylaws and any claims to receive any benefits to which he is entitled under the Company’s directors’ and officers’ liability policies, all in accordance with Section 8 of the Employment Agreement.

2. The Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by the Executive pursuant to paragraph 1 hereof.

3. The Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. The Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4. The Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of NEW YORK applicable to contracts made and to be performed entirely within such State.

5. The Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following the Executive’s execution of this General Release of Claims unless the Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

Millard S. Drexler

, 20

The parties understand and agree that the release of claims provided in this form of general release shall be entered into by the parties to the Employment Agreement in connection with termination of the Executive’s employment pursuant to a separation agreement or arrangement, which shall state, among other things, the consideration the Executive is entitled to receive in connection with such termination.